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                                                                   EXHIBIT 23.2



The Board of Directors
First Mariner Bancorp:

We consent to the use of our report dated January 28, 2000, with respect to the consolidated statement of financial condition of First Mariner Bancorp and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 1999 included in this Annual Report on Form 10-K.

KPMG LLP


Baltimore, Maryland
March 30, 2001